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EXHIBIT 99.1


                        [AMERICAN VANTAGE COMPANY LOGO]




CONTACT AT THE COMPANY:
Audrey Tassinari, Executive Vice President or
Roy Keefer, Vice President and Chief Financial Officer
702/227-9800

FOR IMMEDIATE RELEASE
Tuesday, December 7, 1999


AMERICAN VANTAGE COMPANIES ACQUIRES INTERNET COMPANY

LAS VEGAS, NEVADA --- American Vantage Companies (NASDAQ: AVCSD) announced today that it has completed the acquisition of an 80% interest in Placement 2000.Com, Inc. (Placement 2000) for $1 million in cash and up to an additional $2 million in cash, based on future earnings, to be used for Placement 2000's general corporate purposes. Placement 2000 is a privately held Internet concern specializing in online services for information technology (IT) professionals, companies, and recruiters. AVCS granted options to Placement 2000's former principal, who is remaining with the company, to purchase up to 333,334 shares of AVCS common stock.

Placement 2000 intends to compete in the lucrative recruitment field with E-Cruiter.Com (NASDAQ: ECRU), Webhire.Com (NASDAQ: HIRE), Monster.Com (NASDAQ:
TMPW), a unit of TMP Worldwide, Inc., HotJobs.Com (NASDAQ: HOTJ) and Dice.Com (NASDAQ: EWBX), purchased by EarthWeb, Inc. Based in New York, Placement 2000 maintains three distinct web-based properties that offer fully integrated online recruiting solutions for information technology candidates, corporate hiring managers, and third party recruiters. The flagship site is intended to be a resume and job-posting database with advanced search capabilities containing many value-added features which Placement 2000 believes are not already present in any of the existing career sites on the Internet today. The site also is intended to provide dynamic content, helpful links to other prominent career web-based resources, and strategic distribution partnerships with several other well-known job sites. The two other sites are a resume forwarding service and a site for facilitating relationships and sharing of positions and candidates in the third party recruiting "split" market. Placement 2000's three web-properties additionally intend to generate a significant value stream for its traditional recruiting operations. The resume and job-posting database site and the "split" market site are intended to be fully operational within 90 days.
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The purchase of Placement 2000 is a major step for American Vantage Companies, as part of its diversification strategy, to acquire and develop companies which can become market leaders on the Internet and can benefit from American Vantage Companies' business development and management support, financing and marketing knowledge. American Vantage Companies generally will invest in companies in which it can purchase a large enough ownership interest to enable it to have significant influence over the management and policies of the company and to realize a significant return to compensate for its investment of management time and effort, as well as capital. The Company intends to allocate additional capital to the further acquisition of Internet companies that meet its investment criteria.

This press release may contain forward-looking statements, which are subject to risks and uncertainties, including the lack of the Company's experience in managing Internet businesses, the uncertain acceptance of the Internet, as well as the existing and potential competitors in the Internet business. The Company's actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential risk factors that could affect the Company's business and financial results are included in the Company's filings with the Securities and Exchange Commission. They can also be found on the Company's website at www.americanvantage.com and on the Securities and Exchange Commission's website at www.sec.gov.